Certain identified information has been excluded from this exhibit because it is not material and would cause competitive harm to the registrant if publicly disclosed.

APPENDIX III

LIST OF FUNDS SERVICES & FEES

This Appendix III is part of the Fund Services Agreement dated June 11, 2015, as amended (the “Agreement”), between Arrow Investments Trust, Arrow ETF Trust (the “Trusts”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix III along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have meanings ascribed to them in the Agreement.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Funds

Arrow Dow Jones Global Yield ETF* Arrow DWA Tactical ETF*

Arrow QVM Equity Factor ETF*

Arrow Reserve Capital Management ETF* Arrow Dogs of the World ETF*

Arrow DWA Country Rotation ETF*

SELECTED SERVICES and FEES

The Fund(s) shall pay to GFS the following fees: (unless otherwise specified, all basis point fees will be calculated based upon the aggregate average net assets of all the Covered Funds for the previous month)

Fund Administration and Accounting Fees

1.             The Fund(s) shall pay to GFS an annual fee equal to:

[Fee Schedule]

Notwithstanding the foregoing, but subject to certain waivers as described below, Funds in existence on February 1, 2020 (marked with an “*” above) shall be subject to a minimum annual Fund Administration and Accounting Fee of [fee] per Fund during the period February 1, 2020 through January 31, 2021. Thereafter, the minimum annual Fund Administration and Accounting Fee shall increase to [fee] per Fund. These minimum annual Fund Administration and Accounting Fees shall be waived in whole or in part for a period of time as follows:

[Schedule Omitted]

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Notwithstanding the foregoing, but subject to certain waivers as described below, Funds launched after February 1, 2020 shall be subject to a minimum annual Fund Administration and Accounting Fee of [fee] per Fund for the first twelve (12) months following inception. Thereafter, the minimum annual Fund Administration and Accounting Fee shall increase to [fee] per Fund. These minimum annual Fund Administration and Accounting Fees shall be waived in part for a period of time as follows:

[Schedule Omitted]

2.             Price Quotes. The charges for securities/commodity price quotes are determined by GFS's cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[Fee Schedule]

3.             Additional Charges.

a.       Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.       Fund Accounting Data De-Conversion fee. Each Fund shall pay a Fund Accounting record data de-conversion fee in the amount of [fee] upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Fund Administration Fees

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The Fund Administration Fees for the Fund are combined with the Fund Accounting Fees, above.

Therefore, there is no separate base annual fee per fund or share class.

1.             State Registration (Blue Sky) Fees:

Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

[Fee Schedule]

2.             Additional Charges.

a.       Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).

b.       FIN 48 Compliance fee. Each Fund shall pay GFS [Fee] per calendar quarter for FIN 48 Compliance.

c.       Fund Administration Data De-Conversion fee. Each Fund shall pay a Fund Administration record data de-conversion fee in the amount of [Fee] upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by a Fund or the Trusts under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

[Fee Schedule]

Out-of-Pocket Expenses

The Trusts shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

◦ Anti-ID Theft Monitoring

◦ Bank Account and other Bank Fees

◦ Customer Identification/AML Program Costs

◦ Fund Stationery and Supplies

◦ Locating Lost Shareholders/Escheatment Costs

◦ NSCC Charges

◦ Postage

◦ Pre and Post Sale Fulfillment

◦ Printing Fund Documents

◦ Pro rata portion of annual SSAE 18 review

◦ Proxy Services

◦ Record Storage

◦ Regulatory fees and assessments

◦ State and Federal filing fees and assessments

◦ Tax Reporting

◦ Telephone and Toll Free Lines

◦ Travel Requested by the Trusts

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Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Appendix III to the Fund Services

Agreement effective as of February 1, 2020.

ARROW INVESTMENTS TRUST By: /s/ Joseph Barrato Joseph Barrato President	GEMINI FUND SERVICES, LLC By: /s/ Kevin Wolf Kevin Wolf Executive Vice President

ARROW ETF TRUST

By: /s/ Joseph Barrato

Joseph Barrato President

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1)   GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees;

(2)  GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under the Agreement then GFS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full- time, part-time or temporary basis.

Arrow Investment Advisors, LLC

6100 Chevy Chase Drive, Suite 100

Laurel, MD 20707

By: /s/ Jake Griffith

Name: Jake Griffith

Title: President

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